Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FOURTH QUARTER AND YEAR END 2023 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2024 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported fourth quarter and year end 2023 results(1).

“2023 was a transformational year for Qurate Retail. We executed better on multiple fronts including merchandising, pricing strategy and inventory management, and these efforts yielded significant, positive results in the operational health and financial performance of the business,” said David Rawlinson, President and CEO of Qurate Retail. “We increased free cash flow generation, reduced substantial debt and optimized our portfolio with the divesture of Zulily, and in the fourth quarter, we grew Adjusted OIBDA by over 70% as reported. As we enter 2024, we expect to continue our momentum and drive improved results.”

Fourth quarter and full year 2023 operating results:

●Qurate Retail revenue decreased 4%(2) in Q4 and 5%(2) in full year in both US Dollars and constant currency(3)
●Qurate Retail Adjusted OIBDA(4) increased 46%(2) in Q4 and decreased 3%(2) in full year in constant currency
●Qurate Retail reported diluted EPS of $(0.70) in Q4 and $(0.37) in full year
oAdjusted diluted EPS(4) of $0.22 in Q4 and $0.24 in full year
●QxH revenue decreased 4% in Q4 and 5% in full year
●QVC International revenue increased 2% in Q4 and decreased 3% in full year
oIn constant currency, revenue was flat in Q4 and decreased 1% in full year
●Cornerstone revenue decreased 12% in Q4 and 11% in full year

Corporate updates:

●Reduced Qurate Retail principal amount of debt by $956 million in 2023
●Delivered redemption notice on February 27, 2024 to redeem remaining outstanding QVC 4.85% senior secured notes due 2024 on March 28, 2024

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2023 to the same periods in 2022.

FOURTH QUARTER 2023 FINANCIAL RESULTS

(amounts in millions)	4Q22	4Q23	% Change	% Change Constant Currency(a)
Revenue
QxH	$2,258	$2,159	(4)%
QVC International	666	679	2%	—%
Cornerstone	348	305	(12)%
Total Qurate Retail Revenue (excluding Zulily)	$3,272	$3,143	(4)%	(4)%
Zulily(b)	254	—	NM
Total Qurate Retail Revenue (as reported)	$3,526	$3,143	(11)%	(11)%

Operating Income (Loss)
QxH(c)	$28	$(193)	NM
QVC International	85	80	(6)%	(6)%
Cornerstone	(14)	18	NM
Unallocated corporate cost	(10)	(8)	20%
Total Qurate Retail Operating Income (Loss) (excluding Zulily)	$89	$(103)	NM	NM
Zulily(b)	(47)	—	NM
Total Qurate Retail Operating Income (Loss) (as reported)	$42	$(103)	NM	NM

Adjusted OIBDA (Loss)
QxH(c)	$150	$221	47%
QVC International	97	99	2%	2%
Cornerstone	(7)	27	NM
Unallocated corporate cost	(7)	(7)	-%
Total Qurate Retail Adjusted OIBDA (excluding Zulily)	$233	$340	46%	46%
Zulily(b)	(36)	—	NM
Total Qurate Retail Adjusted OIBDA (as reported)	$197	$340	73%	73%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily, LLC (“Zulily”) was divested on May 24, 2023. In the fourth quarter of 2022, Zulily recorded $2 million in restructuring charges which are included in operating income and excluded from Adjusted OIBDA.
c)	In the fourth quarter of 2022, QxH incurred $29 million of restructuring and fire related costs, net of recoveries. In the fourth quarter of 2023, QxH incurred a $326 million non-cash impairment charge related to goodwill. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

FULL YEAR 2023 FINANCIAL RESULTS

(amounts in millions)	2022	2023	% Change	% Change Constant Currency(a)
Revenue
QxH	$7,359	$6,995	(5)%
QVC International	2,528	2,454	(3)%	(1)%
Cornerstone	1,313	1,165	(11)%
Total Qurate Retail Revenue (excluding Zulily)	$11,200	$10,614	(5)%	(5)%
Zulily(b)	906	301	NM
Total Qurate Retail Revenue (as reported)	$12,106	$10,915	(10)%	(10)%

Operating Income (Loss)
QxH(c)	$(1,820)	$275	NM
QVC International(d)	306	370	21%	26%
Cornerstone(e)	48	35	(27)%
Unallocated corporate cost	(36)	(33)	8%
Total Qurate Retail Operating Income (Loss) (excluding Zulily)	$(1,502)	$647	NM	NM
Zulily(b)	(539)	(57)	NM
Total Qurate Retail Operating Income (Loss) (as reported)	$(2,041)	$590	NM	NM

Adjusted OIBDA (Loss)
QxH(c)	$750	$746	(1)%
QVC International(d)	358	325	(9)%	(6)%
Cornerstone(e)	78	67	(14)%
Unallocated corporate cost	(25)	(23)	8%
Total Qurate Retail Adjusted OIBDA (excluding Zulily)	$1,161	$1,115	(4)%	(3)%
Zulily(b)	(97)	(41)	NM
Total Qurate Retail Adjusted OIBDA (as reported)	$1,064	$1,074	1%	2%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily was divested on May 24, 2023. For the year ended December 31, 2022, Zulily recorded (i) a $366 million non-cash impairment charge related to its tradename and goodwill and (ii) $13 million in restructuring charges. For the year ended December 31, 2023, Zulily recorded $5 million in restructuring charges. These items are included in operating income and excluded from Adjusted OIBDA.
c)	For the year ended December 31, 2022, QxH incurred (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) $520 million of gains related to the sale leaseback of six US properties and (iii) a $10 million net gain related to restructuring and fire related costs, net of recoveries. For the year ended December 31, 2023, QxH incurred (i) a $326 million non-cash impairment charge related to goodwill, (ii) a $208 million net gain on insurance proceeds representing insurance proceeds received in excess of fire losses, (iii) $13 million of restructuring costs related to workforce reduction, (iv) a $17 million gain on the sale of the Rocky Mount, NC fulfillment center (“Rocky Mount”) and (v) $16 million of penalties. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
d)	For the year ended December 31, 2023, QVC International incurred $113 million of gains related to the sale leaseback of its UK and German fulfillment centers partially offset by $17 million in restructuring charges. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
e)	For the year ended December 31, 2023, Cornerstone recorded $2 million in restructuring charges related to a workforce reduction which are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

FOURTH QUARTER AND FULL YEAR 2023 NET INCOME AND ADJUSTED NET INCOME(4)

(amounts in millions)	4Q22	4Q23	2022	2023
Net income (loss)	$(51)	$(273)	$(2,594)	$(145)
Adjusted net income (loss)(a)	$(18)	$87	$58	$94

Basic weighted average shares outstanding ("WASO")	381	389	380	387
Potentially dilutive shares	1	1	3	1
Diluted WASO	382	390	383	388

GAAP EPS(b)	$(0.13)	$(0.70)	$(6.83)	$(0.37)
Adjusted EPS(a)	$(0.05)	$0.22	$0.15	$0.24

a)	See reconciling schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined in the fourth quarter and full year. Revenue declined in both periods primarily due to lower units shipped, which decreased 5% in the fourth quarter and 6% in the full year, as well as lower shipping and handling revenue and higher returns. Units shipped in the fourth quarter were impacted by less inventory liquidation sales compared to the prior year. These factors were partially offset by a 3% increase in average selling price in both the fourth quarter and full year. QxH grew apparel and jewelry with declines in electronics and home in the fourth quarter. QxH reported declines in all categories for the full year.

Operating loss in the fourth quarter was primarily driven by a $326 million non-cash impairment charge related to goodwill. For the full year, operating income increased due to the $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename recorded in the prior year. For the fourth quarter and full year 2023, Adjusted OIBDA margin(4) increased mainly due to higher product margins, lower fulfillment (warehouse and freight) costs and favorable inventory obsolescence expense. Product margins increased primarily due to mix shift to higher-margin products, fewer clearance items as a result of improved inventory health and initiatives to increase initial margin. Fulfillment favorability was driven by efficiencies from Project Athens initiatives, significantly lower detention and demurrage costs and improved freight rates from the new parcel carrier contract that took effect in July 2023. Inventory obsolescence declined due to an improved inventory assortment. These gains were partially offset by unfavorable administrative expenses in both periods, with expenses for the full year primarily related to outside services for Project Athens.

QVC International

In the fourth quarter, US Dollar denominated results were positively affected by exchange rate fluctuations. The US Dollar weakened 6% against the British Pound and the Euro, partially offset by the US Dollar strengthening 5% against the Japanese Yen. Exchange rate fluctuations negatively impacted full year 2023 results. The US Dollar strengthened 7% against the Japanese Yen, partially offset by weakening 2% against the Euro and 1% against the British Pound. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the fourth quarter and full year 2023.

In the fourth quarter, QVC International’s constant currency revenue was flat, with a 1% increase in average selling price offset by a 1% decrease in units shipped. For the full year, constant currency revenue decreased 1%, reflecting a 3% decline in units shipped and lower shipping and handling revenue, partially offset by a 2% increase in average selling price. QVC International reported growth in beauty and home for both periods, with declines in apparel and accessories in the fourth quarter and declines in electronics and jewelry for the full year.

Operating margin declined in the fourth quarter and increased for the full year and Adjusted OIBDA margin was flat in the fourth quarter and declined for the full year. Operating income for the full year benefited from lower depreciation expense following the sale leaseback transactions in January 2023. For both periods, QVC International reported higher product margins and lower obsolescence expense, offset by increased administrative and fulfillment costs. Product margins increased due to less inventory clearance, lower supply chain costs and mix shift to higher-margin products. Obsolescence favorability reflected a reduced and healthier inventory profile. Administrative costs increased mostly due to outside services and management incentive accruals. Fulfillment pressure was mainly attributable to fulfillment center rents due to the sale leaseback transactions in January 2023 and increased labor rates, notably in Europe.

Cornerstone

Cornerstone revenue decreased in the fourth quarter and full year, reflecting softness and competitive promotional pressure in the home sector as well as lower demand for apparel at Garnet Hill.

Operating income and Adjusted OIBDA margin decreased in the full year due to higher promotions and deleverage of marketing and administrative costs, partially offset by lower supply chain costs. Operating income and Adjusted OIBDA margin increased in the fourth quarter as a result of continued efforts to manage supply chain costs.

FOURTH QUARTER 2023 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	4Q22	4Q23	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	72.9%	68.4%	(450)	bps
Operating Income Margin (%)(b)	1.2%	(8.9)%	NM
Adjusted OIBDA Margin (%)(b)	6.6%	10.2%	360	bps
Average Selling Price	$53.95	$55.76	3%
Units Sold			(5)%
Return Rate(c)	12.0%	13.9%	190	bps
eCommerce Revenue(d)	$1,413	$1,392	(1)%
eCommerce % of Total Revenue	62.6%	64.5%	190	bps
Mobile % of eCommerce Revenue(e)	67.9%	70.1%	220	bps

QVC International
Cost of Goods Sold % of Revenue	64.0%	63.0%	(100)	bps
Operating Income Margin (%)	12.8%	11.8%	(100)	bps
Adjusted OIBDA Margin (%)	14.6%	14.6%	—	bps
Average Selling Price			3%		1%
Units Sold			(1)%
Return Rate(c)	18.6%	18.1%	(50)	bps
eCommerce Revenue(d)	$326	$359	10%		7%
eCommerce % of Total Revenue	48.9%	52.9%	400	bps
Mobile % of eCommerce Revenue(e)	70.7%	70.5%	(20)	bps

Cornerstone
Cost of Goods Sold % of Revenue	71.2%	59.0%	(1,220)	bps
Operating Income Margin (%)	(4.0)%	5.9%	NM
Adjusted OIBDA Margin (%)	(2.0)%	8.9%	NM
eCommerce Revenue(d)	$273	$245	(10)%
eCommerce % of Total Revenue	78.4%	80.3%	190	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the fourth quarter of 2022, QxH incurred $29 million of restructuring and fire related costs, net of recoveries. In the fourth quarter of 2023, QxH incurred a $326 million non-cash impairment charge related to goodwill. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.

FULL YEAR 2023 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2022	2023	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue(b)	69.7%	67.3%	(240)	bps
Operating Income Margin (%)(c)	(24.7)%	3.9%	NM
Adjusted OIBDA Margin (%)(c)	10.2%	10.7%	50	bps
Average Selling Price	$51.74	$53.33	3%
Units Sold			(6)%
Return Rate(d)	14.0%	15.2%	120	bps
eCommerce Revenue(e)	$4,450	$4,321	(3)%
eCommerce % of Total Revenue	60.5%	61.8%	130	bps
Mobile % of eCommerce Revenue(f)	67.1%	69.1%	200	bps
LTM Total Customers(g)	8.9	8.1	(9)%

QVC International
Cost of Goods Sold % of Revenue	64.1%	63.7%	(40)	bps
Operating Income Margin (%)(h)	12.1%	15.1%	300	bps
Adjusted OIBDA Margin (%)(h)	14.2%	13.2%	(100)	bps
Average Selling Price			1%		2%
Units Sold			(3)%
Return Rate(d)	18.8%	19.1%	30	bps
eCommerce Revenue(e)	$1,202	$1,217	1%		2%
eCommerce % of Total Revenue	47.5%	49.6%	210	bps
Mobile % of eCommerce Revenue(f)	70.8%	69.9%	(90)	bps
LTM Total Customers(g)	4.3	4.1	(5)%

Cornerstone
Cost of Goods Sold % of Revenue	64.7%	61.5%	(320)	bps
Operating Income Margin (%)(i)	3.7%	3.0%	(70)	bps
Adjusted OIBDA Margin (%)(i)	5.9%	5.8%	(10)	bps
eCommerce Revenue(e)	$994	$902	(9)%
eCommerce % of Total Revenue	75.7%	77.4%	170	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Excludes $95 million in write-down costs related to inventory remaining at Rocky Mount included in cost of goods sold for the twelve months ended December 31, 2022.
c)	For the year ended December 31, 2022, QxH incurred (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) $520 million of gains related to the sale leaseback of six US properties and (iii) a $10 million net gain related to restructuring and fire related costs, net of recoveries. For the year ended December 31, 2023, QxH incurred (i) a $326 million non-cash impairment charge related to goodwill, (ii) a $208 million net gain on insurance proceeds representing insurance proceeds received in excess of fire losses, (iii) $13 million of restructuring costs related to workforce reduction, (iv) a $17 million gain on the sale of Rocky Mount and (v) $16 million of penalties. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
d)	Measured as returned sales over gross shipped sales in US Dollars.
e)	Based on net revenue.
f)	Based on gross US Dollar orders.
g)	LTM: Last twelve months.
h)	For the year ended December 31, 2023, QVC International incurred $113 million of gains related to the sale leaseback of the UK and German fulfillment centers partially offset by $17 million in restructuring charges. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
i)	For the year ended December 31, 2023, Cornerstone recorded $2 million in restructuring charges related to a workforce reduction which are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

FOOTNOTES

1)	Qurate Retail will discuss these highlights and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.T.) on February 28, 2024. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Adjusted for the divestiture of Zulily on May 24, 2023.

3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
4)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	9/30/2023	12/31/2023
Cash and cash equivalents (GAAP)	$1,099	$1,121

Indemnification agreement receivable(a)	$21	$—

Debt:
QVC senior secured notes(b)	$3,509	$3,509
QVC senior secured bank credit facility	995	857
Total Qurate Retail Group Debt	$4,504	$4,366

Senior notes(b)	792	792
Senior exchangeable debentures(c)	858	781
Corporate Level Debentures	1,650	1,573
Total Qurate Retail, Inc. Debt	$6,154	$5,939
Unamortized discount, fair market value adjustment and deferred loan costs	(589)	(599)
Total Qurate Retail, Inc. Debt (GAAP)	$5,565	$5,340

Other Financial Obligations:
Preferred stock(d)	$1,270	$1,270

QVC, Inc. leverage(e)	2.6x	2.4x

a)	Indemnity from Liberty Broadband Corporation (“Liberty Broadband”), pursuant to an indemnification agreement with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable senior debentures due 2046 (the "LI LLC Charter exchangeable debentures"). Liberty Broadband was required to indemnify LI LLC for any payments made to a holder of such debentures that exercised its exchange right on or before the put/call date of October 5, 2023 in excess of the sum of the adjusted principal amount of such debentures plus certain estimated tax benefits to Qurate Retail, if any, resulting from the exchange. All remaining LI LLC Charter exchangeable debentures were retired or exchanged in the fourth quarter of 2023.
b)	Face amount of senior notes and debentures with no reduction for the unamortized discount.
c)	Face amount of senior exchangeable debentures with no adjustment for the fair market value adjustment.
d)	Preferred stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The preferred stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement. The gains from sale leaseback transactions completed within the last twelve months and a portion of expected cost savings are included in adjusted EBITDA for purposes of the covenant calculations under QVC’s bank credit facility.

Cash at Qurate Retail increased $22 million in the fourth quarter as cash from operations more than offset debt reduction. Total debt at Qurate Retail, Inc. decreased $215 million in the fourth quarter due to net debt repayment of $138 million under QVC’s bank credit facility and the final payment of all outstanding LI LLC Charter exchangeable debentures.

QVC’s bank credit facility has $857 million drawn with incremental availability of approximately $2.3 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility, was 2.4x at quarter-end. Pursuant to the terms of QVC’s revolving credit facility, gains from sale leaseback transactions completed within the last twelve months and a portion of expected cost savings are included in operating income for purposes of QVC’s leverage ratio for covenant calculations.

As of December 31, 2023, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments under its senior secured notes. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

Qurate Retail is in compliance with all debt covenants as of December 31, 2023.

Important Notice: Qurate Retail (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on February 28, 2024. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13742822, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives (including Project Athens) and their expected benefits, market potential, future financial performance and prospects, future repayment of debt and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of future public health crises), issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Form 10-K, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business, which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily (through May 23, 2023) and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, penalties, fire related costs, net (including Rocky Mount inventory losses), and gains on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark-to-market adjustments on certain public debt and equity securities, (gain) loss on sale of fixed assets and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark-to-market adjustments and other one-time items identified in Schedule 3 below. Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures. Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance. Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023 and years ended December 31, 2022 and 2023.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q22	1Q23	2Q23	3Q23	4Q23	2022	2023
Qurate Retail Operating Income (Loss)	$42	$176	$366	$151	$(103)	$(2,041)	$590
Depreciation and amortization	110	100	104	105	98	481	407
Stock compensation expense	14	16	14	10	13	60	53
Restructuring, penalties and fire related costs, net of (recoveries)(a)	31	—	(208)	19	—	3	(189)
Impairment of intangible assets(b)	—	—	—	—	326	3,081	326
(Gains) on sale of assets and sale leaseback transactions(c)	—	(113)	(6)	—	6	(520)	(113)
Qurate Retail Adjusted OIBDA	$197	$179	$270	$285	$340	$1,064	$1,074

a)	The year ended December 31, 2022 includes (i) $95 million in write-down costs at QxH related to inventory remaining at Rocky Mount included in cost of goods sold, (ii) a $132 million net gain at QxH on insurance proceeds received in excess of losses recognized primarily on inventory, fixed assets and other fire related costs, (iii) $3 million of costs at QxH related to Rocky Mount that will not be reimbursed by QVC’s insurance policies, (iv) $24 million of costs at QxH related to workforce reductions and (v) $13 million in restructuring charges at Zulily. The year ended December 31, 2023 includes (i) a $208 million net gain on insurance proceeds representing insurance proceeds received in excess of fire losses, (ii) $13 million of restructuring costs related to workforce reduction, (iii) a $17 million gain on the sale of Rocky Mount, (iv) $16 million of penalties and (v) $2 million and $5 million in restructuring charges related to workforce reductions at Cornerstone and Zulily, respectively. Zulily was divested on May 24, 2023.
b)	Includes $2.7 billion and $366 million non-cash impairment charges related to goodwill and tradenames recognized at QxH and Zulily, respectively, for the year ended December 31, 2022 and a $326 million non-cash impairment charge related to goodwill recognized at QxH for the year ended December 31, 2023. Zulily was divested on May 24, 2023.
c)	Includes gains on the sale related to the modification of a lease that resulted in a sale leaseback for GAAP purposes of six US properties completed the year ended December 31, 2022 and the sale leaseback transactions of UK and German properties in the year ended December 31, 2023.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses’ operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023 and years ended December 31, 2022 and 2023.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q22	1Q23	2Q23	3Q23	4Q23	2022	2023

QVC
Operating income (loss)	$113	$230	$374	$154	$(113)	$(1,514)	$645
Depreciation and amortization	96	89	94	98	91	401	372
Stock compensation	9	9	11	7	10	36	37
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	29	(4)	(211)	19	—	(10)	(196)
(Gains) on sale of assets and sale leaseback transactions	—	(113)	(6)	—	6	(520)	(113)
Impairment of intangible assets	—	—	—	—	326	2,715	326
Adjusted OIBDA	$247	$211	$262	$278	$320	$1,108	$1,071

QxH Adjusted OIBDA	$150	$139	$185	$201	$221	$750	$746
QVC International Adjusted OIBDA	$97	$72	$77	$77	$99	$358	$325

Cornerstone
Operating income (loss)	$(14)	$(2)	$15	$4	$18	$48	$35
Depreciation and amortization	7	5	7	7	7	27	26
Stock compensation	—	1	1	—	2	3	4
Restructuring costs	—	—	2	—	—	—	2
Adjusted OIBDA (Loss)	$(7)	$4	$25	$11	$27	$78	$67

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023 and years ended December 31, 2022 and 2023.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	4Q22	1Q23	2Q23	3Q23	4Q23	2022	2023
Qurate Retail Net Income (Loss) (GAAP)	$(51)	$20	$107	$1	$(273)	$(2,594)	$(145)
Purchase accounting amort., net of deferred tax benefit(a)	18	17	15	14	14	68	60
Impairment of intangible assets, net of tax impact	—	—	—	—	326	3,004	326
Restructuring, penalties and fire related costs, net of (recoveries)	24	—	(156)	14	—	3	(142)
(Gains) on sale of assets and sale leaseback transactions, net of tax impact	—	(92)	(5)	—	6	(392)	(91)
Mark-to-market adjustments, net(b)	(9)	35	26	11	14	(31)	86
Adjusted Net Income (Loss)	$(18)	$(20)	$(13)	$40	$87	$58	$94

Diluted earnings per share (GAAP)	$(0.13)	$0.05	$0.28	$—	$(0.70)	$(6.83)	$(0.37)
Adjustments, net of tax	0.08	(0.10)	(0.31)	0.10	0.92	6.98	0.61
Adjusted earnings per share	$(0.05)	$(0.05)	$(0.03)	$0.10	$0.22	$0.15	$0.24

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	December 31, 2023	December 31, 2022

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,121	1,275
Trade and other receivables, net	1,308	1,394
Inventory, net	1,044	1,346
Indemnification agreement receivable	—	50
Other current assets	209	210
Total current assets	3,682	4,275
Property and equipment, net	512	570
Intangible assets not subject to amortization	5,862	6,219
Intangible assets subject to amortization, net	526	612
Operating lease right-of-use assets	635	585
Other assets, at cost, net of accumulated amortization	151	310
Total assets	$11,368	12,571

Liabilities and Equity
Current liabilities:
Accounts payable	$895	976
Accrued liabilities	983	1,133
Current portion of debt	642	828
Other current liabilities	97	162
Total current liabilities	2,617	3,099
Long-term debt	4,698	5,525
Deferred income tax liabilities	1,531	1,440
Preferred stock	1,270	1,266
Operating lease liabilities	615	518
Other liabilities	148	198
Total liabilities	10,879	12,046
Equity/Attributed net assets (liabilities)	385	412
Non-controlling interests in equity of subsidiaries	104	113
Total liabilities and equity	$11,368	12,571

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended December 31,
	2023	2022

	amounts in millions
Revenue:
Total revenue, net	$10,915	12,106

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	7,230	8,417
Operating expense	795	835
Selling, general and administrative, including stock-based compensation	1,869	1,945
Impairment of intangible assets	326	3,081
Gains on sale of assets and sale leaseback transactions	(113)	(520)
Restructuring, penalties and fire related costs, net of (recoveries)	(189)	(92)
Depreciation and amortization	407	481
	10,325	14,147
Operating income (loss)	590	(2,041)

Other income (expense):
Interest expense	(451)	(456)
Dividend and interest income	52	10
Realized and unrealized gains (losses) on financial instruments, net	(61)	55
Loss on disposition of Zulily, net	(64)	-
Tax sharing income (expense) with Liberty Broadband	(11)	79
Other, net	11	45
	(524)	(267)
Earnings (loss) from continuing operations before income taxes	66	(2,308)
Income tax (expense) benefit	(160)	(224)
Net earnings (loss)	(94)	(2,532)
Less net earnings (loss) attributable to the noncontrolling interests	51	62
Net earnings (loss) attributable to Qurate Retail shareholders	$(145)	(2,594)

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended December 31,
	2023	2022

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(94)	(2,532)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	407	481
Impairment of intangible assets	326	3,081
Stock-based compensation	53	60
Noncash interest expense	9	10
Realized and unrealized (gains) losses on financial instruments, net	61	(55)
Gains on sale of assets and sale leaseback transactions	(113)	(520)
Gain on insurance proceeds, net of fire related costs	(225)	(132)
Deferred income tax expense (benefit)	80	12
Insurance proceeds received for inventory, operating expenses and business interruption losses	226	96
Loss on disposition of Zulily, net	64	—
Other noncash charges (credits), net	15	(38)
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	36	124
Decrease (increase) in inventory	257	254
Decrease (increase) in prepaid expenses and other assets	68	102
(Decrease) increase in trade accounts payable	(34)	(446)
(Decrease) increase in accrued and other liabilities	(217)	(303)
Net cash provided (used) by operating activities	919	194

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions of investments	71	13
Investment in and loans to cost and equity investees	—	(7)
Capital expenditures	(230)	(268)
Cash paid for disposal of Zulily	(41)	—
Expenditures for television distribution rights	(113)	(45)
Insurance proceeds received for fixed asset loss	54	184
Proceeds from sale of fixed assets	208	704
Payments for settlements of financial instruments	(179)	—
Payments from settlements of financial instruments	167	—
Other investing activities, net	9	20
Net cash provided (used) by investing activities	(54)	601

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,267	3,029
Repayments of debt	(2,258)	(3,008)
Withholding taxes on net share settlements of stock-based compensation	(1)	(7)
Dividends paid to noncontrolling interest	(53)	(68)
Dividends paid to common shareholders	(8)	(12)
Indemnification agreement settlement	45	-
Other financing activities, net	(2)	(6)
Net cash provided (used) by financing activities	(1,010)	(72)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(4)	(34)
Net increase (decrease) in cash, cash equivalents and restricted cash	(149)	689
Cash, cash equivalents and restricted cash at beginning of period	1,285	596
Cash, cash equivalents and restricted cash at end of period	$1,136	1,285